Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Bud Ingalls
Chief Financial Officer
(404) 842-2638

PREMIER EXHIBITIONS, INC.

REPORTS SECOND QUARTER RESULTS

ATLANTA, GA – October 7, 2008 – Premier Exhibitions, Inc. (NASDAQ: PRXI), a major developer of touring museum quality exhibitions, today announced its financial results for the second quarter ended August 31, 2008. Premier Exhibition’s fiscal year ends February 28, 2009 (“Fiscal 2009”). Revenue for the second quarter decreased 6%, to $15.1 million, compared to $16.1 million in the second quarter of the fiscal year ended February 29, 2008 (“Fiscal 2008”). For the six months ended August 31, 2008, revenue increased 10% to $30.3 million, compared to $27.5 million for the same period in the prior year. Net income was $0.9 million in the second quarter compared to net income of $5.5 million in the same quarter last year. For the six month period ended August 31, 2008, net income was $0.0 million, compared to $8.8 million for the same period in the prior year.

Diluted income per common share for the quarters ended August 31, 2008 and August 31, 2007 was $0.03 and $0.17, respectively. EBITDA (a non-GAAP measure) for the second quarter of Fiscal 2009 and for the same period last year was $2.4 million and $8.6 million, respectively. Adjusted EBITDA (a non-GAAP measure) for the second quarter of Fiscal 2009 and for the same period last year was ($0.2) million and $9.1 million, respectively.

Diluted income per common share for the six months ended August 31, 2008 and August 31, 2007 was $0.00 and $0.27, respectively. EBITDA for the first six months of Fiscal 2009 and for the same period last year was $2.3 million and $14.3 million, respectively. Adjusted EBITDA for the first six months of Fiscal 2009 and for the same period last year was $1.3 million and $15.3 million, respectively.

Starting in the first quarter of Fiscal 2009, the Company began presenting total gross revenue as a new, non-GAAP financial measure. The Company believes that total gross revenue is an important metric that provides relevant information on the true scale of the Company’s operations. For the quarter ended August 31, 2008, total gross revenue was $31.1 million, and for the six months ended August 31, 2008, total gross revenue was $62.0 million.

A reconciliation of all non-GAAP measures presented in this press release to their most directly comparable GAAP financial measure, together with a definition of each such measure and an explanation of why management believes such non-GAAP financial measure provides useful information to investors, is provided as an exhibit to this press release.

Chairman & CEO Perspective

“The second quarter of Fiscal 2009 was marked by significant organizational change and continued financial performance well below our expectations,” said Arnie Geller, Chairman and CEO. “After reassuming operational leadership of the Company in August, my first order of business was to conduct a thorough review of all aspects of the Company’s business and its operations. The goal of this review was threefold: (1) to ensure that as a Company we are making decisions that will enable us to navigate around the current economic challenges; (2) to streamline our cost structure where appropriate; and (3) to help maximize the efficiency of our current operations. I’m pleased to report that we are moving forward in all three areas and expect to see concrete results in the coming months.

We have implemented several important changes in the composition of our management team, realigned the operations of certain of our exhibitions, initiated efforts to trim both our fixed and variable costs and solidified certain of our business relationships. The review of the Company’s business and operations is ongoing – we are committed as a management team and board of directors to continue identifying opportunities to reduce costs and improve operating results. We are also committed to restoring the Company’s image with the investment community and to significantly increasing the shareholder value.

We did achieve an operating profit for the second quarter, with significant benefit from the one-time adjustment of previously recorded stock compensation costs, offset partially by severance costs that were recorded during the period. We also saw increased attendance at many of our venues, particularly at the Luxor Hotel and Casino following the opening of our BODIES exhibition in August. We also had very successful exhibitions operating during the quarter at Kansas City, Cincinnati, New York City, and Santiago, Chile.

Our general and administrative costs were impacted by severance costs and the one-time adjustment of certain stock compensation costs. We estimate that our recent management restructuring will result in annual savings of at least $6.0 million per year when compared to the cost structure we had in place earlier in the year. We continue to implement stringent cost controls at both the venue and corporate level and expect to see the full benefit of our initial reductions starting with the third quarter of Fiscal 2009.

We were also pleased to extend business relationships and enter into new partnerships during the second quarter which we believe will deliver increased value in the future. We announced a partnership with COUNTRY Financial to bring the Titanic story to twenty U.S. cities in 2009. We also entered into an agreement with the Georgia Aquarium to present the worldwide debut of Titanic: Aquatic. This exhibition opened for a limited engagement on August 22, 2008 in Atlanta and has opened up a new concept to engage visitors through interactive displays and video presentations.

In early August we announced the opening of BODIES…The Exhibition at the Luxor Hotel and Casino in Las Vegas. BODIES…The Exhibition is the first exhibition that we are presenting in the Luxor. We have already seen a significant increase in exhibition attendance as a result of our move to this new location. Our remaining exhibition space at the Luxor is currently under construction. Our long term lease agreement with the Luxor’s owner, MGM MIRAGE™ Corporation, means that we are now a permanent part of the heart of the Las Vegas strip.

We were also pleased to open our first “Dialog in the Dark” exhibition in Atlanta in August. “Dialog in the Dark” provides insight and experience into the paradox of learning to “see” without the use of sight. Visitors to “Dialog in the Dark” are escorted through a series of galleries immersed in total darkness and are challenged to perform tasks without the use of vision. The new exhibition has been very well received by visitors and attendance continues to ramp up. “Dialog in the Dark” has been experienced by over 5 million people and 20 countries, and we are pleased to be presenting the exclusive U.S. engagement of this blockbuster exhibition.

We continue to work on the exhibition development and venue arrangements for our “Sports Immortals” exhibition. This exhibition will draw upon one of the largest and most extensive known collections of sports memorabilia in the world. We believe that the opportunities presented by our “Sports Immortals” exhibitions are significant. We expect to finalize and announce exhibition plans for “Sports Immortals” in the near future.

We also continue to aggressively explore acquiring, developing and presenting additional new exhibitions for presentation in the future when we believe such exhibitions will benefit our shareholders. We expect to take a very diligent and analytical approach to evaluating new opportunities to help ensure that all new opportunities are both consistent with our operating and financial goals and leverage our operating and overhead structure.

On September 26, 2008, we also completed an amendment of our revolving loan agreement with Bank of America. The amendment extends our existing credit facility to September 26, 2009 and provides the Company with a $10,000,000 revolving line of credit with Bank of America. At our request, such credit limit may be increased to $25,000,000, provided that Bank of America consents to such an increase. We have not drawn down on this facility and the entire amount remains available.

Although so far Fiscal 2009 has been a year of significant transition and disappointing financial results, I am committed and determined as we look to the Company’s future. I believe that we will see the benefits of our new structure and focus beginning in the second half of this year and continuing into Fiscal 2010. Our existing exhibitions continue to attract strong attendance and our new exhibitions have the potential to achieve blockbuster results in the coming years. We are keenly focused on improving our core businesses, streamlining our overhead cost structure and increasing shareholder value.”

Other Updates:

•

On March 25, 2008, the United States District Court for the Eastern District of Virginia granted the U.S. government permission to file an amicus curie (friend of the court) brief in response to our wholly owned subsidiary, R.M.S. Titanic, Inc.’s November 30, 2007 motion for an interim salvage award. The U.S. government took the position that the issuance of an in specie (in kind) salvage award to R.M.S. Titanic, with limitations, could be an appropriate mechanism to satisfy the salvage award and could help ensure that the Titanic artifacts are conserved and curated in an intact collection that remains available to the public. On April 15, 2008, the District Court entered an order requesting that R.M.S. Titanic collaborate with the U.S. government and propose suggested covenants that would be included in an in specie award. The order also outlined a process for further discussion pertaining to such covenants, should the court decide to issue an in specie award. On June 12, 2008 R.M.S. Titanic submitted covenants that may be included in an in specie award, should the District Court determine one is appropriate, in accordance with the April 15, 2008 order made by the District Court. After engaging in consultative discussions with the U.S. government over the past several months, on September 15, 2008, R.M.S. Titanic submitted revised covenants and restrictions. While there remain unresolved differences, the Company believes that the revised covenants and restrictions meet the criteria as previously outlined by the District Court. At this time, there is not a schedule for the District Court to address R.M.S. Titanic’s request for an in specie salvage award. The District Court has not yet determined that an in specie award is the proper remedy to satisfy R.M.S. Titanic’s motion.

•

On May 29, 2008, the Attorney General of the State of New York concluded its inquiry into the Company’s human anatomy exhibition at South Street Seaport in New York City known as “Bodies…The Exhibition.” Under the terms of an agreement reached with the Attorney General of the State of New York, the Company will continue to operate its exhibition without interruption.

•

Attendance at exhibitions has been negatively impacted by the domestic and world economic situation. Currently, the Company has four operating Titanic exhibitions located in Atlanta, GA; Las Vegas, NV; Sarasota, FL; and Prague, Czech Republic. The Company expects to open two new Titanic exhibitions in the next 30 days. The Company also currently has eleven operating BODIES exhibitions located in Indianapolis, IN; Wichita, KS; Las Vegas, NV; New York, NY; Honolulu, HI; Harrisburg, PA, Hot Springs, AR; Budapest, Hungary; Rio de Janeiro, Brazil; Panama City, Panama; and Copenhagen, Denmark. The Company recently completed BODIES exhibitions in Atlantic City, NJ; Cincinnati, OH; Kansas City, MO; Redding, CA; Madrid, Spain; Vienna, Austria and Santiago, Chile.

* * * * * * * * *

Second Quarter Comparison

Outlined below are explanations for significant variances in the Company’s income statement between the second quarter of Fiscal 2009 and the second quarter of Fiscal 2008.

Revenue

The decrease in revenue was primarily due to the following factors:

•

Overall attendance at the Company’s Bodies and Titanic exhibitions was down fifteen percent in the current quarter compared to the same quarter last year, despite an increase in the number of concurrent operations of “Bodies…The Exhibition” and “Bodies Revealed” locations to nineteen in the current quarter compared to eleven in the same quarter last year. The decrease in attendance primarily resulted from the economic downturn.

•	License revenue, a component of exhibition revenue, decreased to $0.7 million for the current quarter compared to $1.4 million for the same quarter last year.

•

The decrease in exhibition revenue was partially offset by an increase in merchandise revenue primarily as a result of the Company’s acquisition of MGR Entertainment in March 2008. For the quarter, MGR added $1.3 million in additional merchandise revenue.

Cost of Sales

The increase in cost of sales was primarily due to:

•

An increase in the number of the Company’s self-run exhibitions, where all costs are recorded by the Company, compared to partnership arrangements, where costs are shared between the Company and a partner.

•	An increase in marketing costs primarily attributable to additional marketing campaigns associated with additional self-run exhibitions.

•	A $0.4 million increase in cost of merchandise to $0.5 million for the current quarter, primarily as a result of the Company’s acquisition of MGR.

•	Increased specimen licensing costs in relation to the Company’s licensing agreement which permits the Company to promote three “Our Body: The Universe Within” exhibitions.

Operating expenses

General & Administrative (“G&A”)

The increase in G&A was primarily due to:

•

The restructuring of the Company’s executive management team, as well as increased headcount in certain of the Company’s support departments (Accounting, Marketing, and Administrative) which has allowed the Company to more effectively organize, administer, and manage our increased number of exhibitions and revenue sources. In addition, additional staff has been added to support the Company’s Dialog in the Dark, Sports Immortals, and Star Trek exhibitions.

•

Charges related to separation agreements with out-going executives added $1.7 million to the current quarter. This was offset by the one-time adjustment of $3.8 million of previously recognized stock compensation expense as a result of the forfeiture of stock options by these executives.

•	An increase of $0.7 million as a result of the Company’s acquisition of MGR, mainly comprised of additional salary, rent, professional and legal fees associated with the acquisition.

Depreciation and Amortization

The increase in depreciation and amortization was primarily due to:

•

An increase in the depreciation of maintenance capital related to the increased number of self-run exhibitions and depreciation of significant capital projects such as the Luxor Bodies exhibition compared to the second quarter last fiscal year.

•	An increase in amortization as it relates to the MGR acquisition, as well as the licensing arrangement the Company has with The Universe Within Project LTD.

Net Income

The decrease in net income in the second quarter compared to the second quarter of the prior fiscal year was primarily a result of a decrease in revenue combined with higher expenses related to self-run exhibitions, higher compensation expense and higher depreciation and amortization costs.

* * * * * * * * *

Six Months Comparison

Outlined below are explanations for significant variances in the Company’s income statement between the first six months of Fiscal 2009 and the first six months of Fiscal 2008.

Revenue

The increase in revenue was primarily due to:

•

A $3.5 million increase in merchandise revenue to $4.4 million for the six month period, which is primarily a result of the Company’s acquisition of MGR, pursuant to which an additional $2.7 million of merchandise revenue was recognized.

•

Exhibition revenue was down slightly, as per venue exhibition attendance decreases were offset by an increase in the number of operating “Bodies…The Exhibition” and “Bodies Revealed” locations. License revenue, a component of exhibition revenue, decreased to $2.4 million in the current six month period compared to $2.5 million in the same period last year.

•

The Company operated thirteen “Bodies…The Exhibition” locations (Barcelona, Spain; Madrid, Spain; Vienna, Austria; Budapest, Hungary; Indianapolis, IN; Honolulu, Hawaii; Cincinnati, OH; Ft. Lauderdale, FL; Las Vegas, NV (two locations); New York, NY; Pittsburgh, PA; and Atlantic City, NJ;) in the current six month period compared to twelve (Prague, Czech Republic; Lisbon, Portugal; Amsterdam; The Netherlands; Arlington, VA; Las Vegas, NV; Durham, NC, San Diego, CA; New York, NY; Branson, MO; Columbus, OH; Seattle, WA; and Miami, FL) in the same period last year.

•

The Company operated six “Bodies Revealed” locations (Hartford, CT; Kansas City, MO; Redding, CA; Sacramento, CA; Copenhagen, Denmark; and Santiago, Chile) in the current six month period compared to two (Buenos Aires, Argentina; and Sao Paulo, Brazil) in the same period last year.

•

The addition of “Our Body: The Universe Within” locations in Mobile, AL; Oklahoma City, OK; Wichita, KS; San Antonio, TX; Harrisburg, PA and Hot Springs, AR following their acquisition by the Company in December 2007.

Cost of Sales

The increase in cost of sales was primarily due to:

•

An increase in the number of the Company’s self-run exhibitions, where all costs are recorded by the Company compared to partnership arrangements, where costs are shared between the Company and a partner.

•	An increase in marketing costs primarily attributable to additional marketing campaigns associated with additional self-run exhibitions.

•

A $1.3 million increase in cost of merchandise to $1.5 million for the current six month period, primarily as a result of the Company’s acquisition of MGR, pursuant to which $1.2 million in additional merchandise expense was realized.

•	Increased specimen licensing costs in relation to the licensing agreement which permits the Company to promote three “Our Body: The Universe Within” exhibitions.

Operating expenses

General & Administrative (“G&A”)

The increase in G&A was primarily due to:

•	Changes in the Company’s executive management team that occurred during the six month period.

•

Charges related to separation agreements with certain outgoing executives added $1.7 million to the current six month period. This was offset by the one-time adjustment of $3.8 million of previously recognized stock compensation expense as a result of the forfeiture of stock options by these executives.

•

The restructuring of the Company’s executive management team, as well as increased headcount in certain support departments (Accounting, Marketing, and Administrative) which has allowed us to more effectively organize, administer, and manage the Company’s increased number of exhibitions and revenue sources. In addition, additional staff has been added to support the Company’s Dialog in the Dark, Sports Immortals, and Star Trek exhibitions.

•	An increase of $1.6 million as a result of the acquisition of MGR, mainly comprised of additional salary, rent, professional and legal fees associated with the acquisition.

Depreciation and Amortization

The increase in depreciation and amortization was primarily due to:

•

An increase in the depreciation of maintenance capital related to the increased number of self run exhibitions and depreciation of significant capital projects, such as the Luxor Bodies exhibition, compared to the prior year six month period.

•

An increase in amortization as it relates to the acquisition of MGR, as well as the Company’s licensing arrangement with The Universe Within Project LTD, pursuant to which the Company promotes three “Our Body: The Universe Within” exhibitions.

Net Income

The decrease in net income for the six months ended August 31, 2008 compared to the same prior year period was due to an increase in revenue offset by an increase in cost of sales and general and administrative expenses, as well as higher depreciation and amortization.

* * * * * * * * *

Balance Sheet Changes

The Company continues to invest to grow the business, as reflected in balance sheet changes between the end of Fiscal 2008 and the end of the second quarter of Fiscal 2009.

The decrease in cash is primarily attributable to the decline in operating income, the acquisition of MGR Entertainment which was completed early in the first quarter, as well as the initiation of several significant capital projects, including the Luxor, Dialog in the Dark and Sports Immortals.

The increase in prepaid expenses and other current assets is primarily attributable to the acquisition of MGR Entertainment.

The increase in property and equipment is primarily attributable to an increase in exhibition assets as a result of an increase in the number of the Company’s self run exhibitions, as well as the acquisition of MGR Entertainment. In addition, the Company has acquired fixed assets in support of the new Bodies exhibition at the Luxor and the Dialog in the Dark and Sports Immortals exhibitions.

The increase in licenses and other rights was primarily due to the long term license agreement with Sports Immortals, Inc. to present, promote, and conduct “Sports Immortals” exhibitions featuring sports artifacts and memorabilia.

The increase in goodwill was primarily the result of the acquisition of MGR Entertainment.

* * * * * * * * *

Q2 2009 Earnings Conference Call

Premier Exhibitions will hold its Fiscal 2009 second quarter earnings conference call on Wednesday, October 8, 2008 at 9:30 a.m. (EDT). Investors can access the call by dialing 1-877-856-1961 in the U.S. and 1-719-325-4841 internationally. Callers should reference confirmation code 6374962. A transcript of the conference call will be made available on the Company’s website: www.prxi.com.

Safe Harbor Statement

Except for historical information, this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve certain risks and uncertainties. The actual results or outcomes of Premier Exhibitions, Inc. may differ materially from those anticipated. Although Premier Exhibitions believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any such assumptions could prove to be inaccurate. Therefore, Premier Exhibitions can provide no assurance that any of the forward-looking statements contained in this press release will prove to be accurate.

In light of the significant uncertainties and risks inherent in the forward-looking statements included in this press release, such information should not be regarded as a representation by Premier Exhibitions that its objectives or plans will be achieved. Included in these uncertainties and risks are, among other things, fluctuations in operating results, general economic conditions, uncertainty regarding the results of certain legal proceedings and competition. Forward-looking statements consist of statements other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as “may,” “intend,” “expect,” “will,” “anticipate,” “estimate” or “continue” or the negatives thereof or other variations thereon or comparable terminology. Premier Exhibitions does not undertake an obligation to update publicly any of its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Statement Regarding Use of Non-GAAP Measures

This press release contains certain financial measures that are not prepared in accordance with GAAP (generally accepted accounting principles in the U.S.). Such financial measures are referred to herein as “non-GAAP” and are presented in this press release in accordance with Regulation G as promulgated by the Securities and Exchange Commission. A reconciliation of each such non-GAAP measure to its most directly comparable GAAP financial measure, together with an explanation of why management believes each such non-GAAP financial measure provides useful information to investors, is provided below.

EBITDA

EBITDA is defined as income from operations before other income and expenses, income taxes, interest and depreciation and amortization. EBITDA does not represent cash flows from operations as defined by GAAP, and should not be considered as either an alternative to net income as an indicator of operating performance or as an alternative to cash flows as a measure of our liquidity. Nevertheless, the Company believes that providing non-GAAP information regarding EBITDA is important for investors and other readers of its financial statements, as it provides a measure of liquidity. In addition, EBITDA is commonly used as an analytical indicator within the entertainment and exhibitions industries. Because EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying calculations, EBITDA, as presented, may not be directly comparable to other similarly titled measures used by other companies. A table reconciling the non-GAAP information presented above to GAAP follows the financial statements included with this press release.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure that the Company defines as earnings before certain unusual and/or non-cash charges, depreciation and amortization, loss (gain) on sale of operating assets and non-cash compensation expense. The Company uses Adjusted EBITDA to evaluate the performance of its operating segments. The Company believes that information about Adjusted EBITDA assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing insights into both operations and the other factors that affect reported results. Adjusted EBITDA is not calculated or presented in accordance with GAAP. A limitation on the use of Adjusted EBITDA as a performance measure is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenue in the Company’s business. Accordingly, Adjusted EBITDA should be considered in addition to, and not as a substitute for, operating income (loss), net income (loss), and other measures of financial performance reported in accordance with GAAP. Furthermore, this measure may vary among other companies. Therefore, Adjusted EBITDA as presented herein may not be comparable to similarly titled measures of other companies.

Free Cash Flow

Free Cash Flow is a measure of financial performance calculated as operating cash flow minus capital expenditures. Free Cash Flow does not represent cash flows from operations as defined by GAAP, and should not be considered as either an alternative to net income as an indicator of the Company’s operating performance or as an alternative to cash flows as a measure of its liquidity. Nevertheless, the Company believes that providing non-GAAP information regarding Free Cash Flow is important for investors and other readers of its financial statements, as it provides a measure of liquidity. Because Free Cash Flow is not a measurement determined in accordance with GAAP and is thus susceptible to varying calculations, Free Cash Flow, as presented, may not be directly comparable to other similarly titled measures used by other companies. A table reconciling the non-GAAP information presented above to GAAP follows the financial statements included with this press release.

Total Gross Revenue

Total Gross Revenue is defined by the Company as total gross revenue from co-promoted or partnered arrangements plus revenues generated from the Company’s self-run venues plus merchandise and other revenues. The majority of the Company’s exhibitions are operated through co-production or partnership agreements. With these agreements, the Company recognizes revenue based on our contractual percentage of net profits (gross revenue less exhibition expenses). The Company believes that it is important to provide investors with the total scale of its exhibitions through the metric Total Gross Revenue. GAAP revenue is defined as the Company’s contractual percentage of the net profits (gross revenue less exhibition expenses) of co-promoted or partnered exhibitions plus revenue generated from the Company’s self runs plus merchandise and other revenue. Total Gross Revenue does not represent total revenue as defined by GAAP and should not be considered an alternative to total revenue as an indicator of our operating performance.

Premier Exhibitions, Inc. and Subsidiaries

Consolidated Statements of Operations

(unaudited)

	Three Months Ended		Six Months Ended
	August 31, 2007	August 31, 2008	August 31, 2007	August 31, 2008
Revenue:
Exhibition revenue	$15,480,000	$12,636,000	$26,496,000	$25,895,000
Merchandise and other	612,000	2,467,000	970,000	4,432,000
Sale of coal	30,000	1,000	62,000	7,000

Total revenue	16,122,000	15,104,000	27,528,000	30,334,000

Cost of revenue:
Exhibition costs	3,940,000	7,440,000	6,999,000	13,799,000
Cost of merchandise sold	98,000	521,000	199,000	1,494,000
Cost of coal sold	4,000	1,000	11,000	2,000

Total cost of revenue (exclusive of depreciation and amortization shown separately below)	4,042,000	7,962,000	7,209,000	15,295,000

Gross profit	12,080,000	7,142,000	20,319,000	15,039,000

Operating expenses:
General and administrative	3,442,000	4,718,000	5,977,000	12,736,000
Depreciation and amortization	567,000	1,123,000	1,055,000	2,417,000
Loss on sale of fixed assets	—	—	—	5,000

Total operating expenses	4,009,000	5,841,000	7,032,000	15,158,000

Income (loss) from operations	8,071,000	1,301,000	13,287,000	(119,000)

Other income and expenses:
Interest income	248,000	66,000	447,000	163,000
Interest expense	—	(2,000)	—	(3,000)
Other income (expense)	—	14,000	10,000	(1,000)

Total other income and expenses	248,000	78,000	457,000	159,000

Income before provision for income taxes	8,319,000	1,379,000	13,744,000	40,000

Provision for income taxes	2,774,000	440,000	4,944,000	13,000

Net income	$5,545,000	$939,000	$8,800,000	$27,000

Net income per share:
Basic income per common share	$0.19	$0.03	$0.30	$0.00

Diluted income per common share	$0.17	$0.03	$0.27	$0.00

Shares used in basic per share calculations	29,792,671	29,203,500	29,528,177	29,176,833

Shares used in diluted per share calculations	33,474,800	31,245,556	33,134,080	31,442,467

Premier Exhibitions, Inc. and Subsidiaries

Consolidated Balance Sheets

	February 29, 2008	August 31, 2008
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$16,426,000	$8,105,000
Marketable securities	1,055,000	1,074,000
Accounts receivable, net of allowance for doubtful accounts of $378,000 and $597,000, respectively	3,590,000	6,473,000
Carpathia receivable, related party	2,500,000	—
Current income tax benefit	—	2,495,000
Prepaid expenses and other current assets	3,973,000	6,058,000

Total current assets	27,544,000	24,205,000

Artifacts owned, at cost	3,088,000	3,088,000
Salvor’s lien	1,000	1,000
Property and equipment, net of accumulated depreciation of $4,707,000 and $5,941,000, respectively	7,308,000	11,226,000
Licenses and other rights, net of accumulated amortization of $2,752,000 and $3,940,000, respectively	8,450,000	9,953,000
Goodwill	1,377,000	2,211,000
Deferred income taxes	1,660,000	1,752,000
Other assets	1,233,000	258,000

	$50,661,000	$52,694,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$3,565,000	$5,820,000
Deferred revenue	—	453,000
Notes payable	—	101,000

Total current liabilities	3,565,000	6,374,000

Commitments and contingencies	—	—

Shareholders’ equity:
Common stock; $.0001 par value; authorized 40,000,000 shares; issued and outstanding 30,166,614 and 30,299,781 shares, respectively	3,000	3,000
Additional paid-in capital	43,147,000	42,362,000
Retained earnings	11,406,000	11,433,000
Accumulated other comprehensive loss	(270,000)	(288,000)
Less treasury stock, at cost; 1,066,449 shares at February 29, 2008 and August 31, 2008	(7,190,000)	(7,190,000)

Total shareholders’ equity	47,096,000	46,320,000

	$50,661,000	$52,694,000

Premier Exhibitions, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(unaudited)

	Six Months Ended
	August 31, 2007	August 31, 2008
Cash flows from operating activities:
Net income	$8,800,000	$27,000

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,055,000	2,267,000
Stock based compensation	917,000	(1,018,000)
Provision for doubtful accounts	29,000	219,000
Excess tax benefit on the exercise of employee stock options	(1,105,000)	(5,000)
Changes in operating assets and liabilities:
(Increase) in accounts receivable	(2,890,000)	(2,111,000)
Decrease (increase) in deferred income taxes	238,000	(17,000)
(Increase) in prepaid expenses and other current assets	(336,000)	(1,111,000)
Decrease in Carpathia receivable	—	2,500,000
(Increase) in income tax benefit	—	(2,495,000)
(Decrease) increase in deferred revenue	(536,000)	453,000
(Decrease) increase in accounts payable and accrued liabilities	(18,000)	1,810,000
Increase in income taxes payable	4,322,000	—

Total adjustments	1,676,000	492,000

Net cash provided by operating activities	10,476,000	519,000

Cash flows used in investing activities:
Purchases of property and equipment	(2,451,000)	(4,829,000)
Purchase of exhibition licenses	(2,020,000)	(2,107,000)
Purchase of subrogation rights	(250,000)	—
Acquisition, net of cash received	—	(2,101,000)
Net increase in marketable securities	(23,000)	(19,000)
Purchase of certificate of deposit	(1,000,000)	—

Net cash used in investing activities	(5,744,000)	(9,056,000)

Cash flows from financing activities:
Proceeds from option and warrant exercises	2,032,000	229,000
Excess tax benefit on the exercise of stock options	1,105,000	5,000

Net cash provided by financing activities	3,137,000	234,000

Effects of exchange rate changes on cash and cash equivalents	(146,000)	(18,000)

Net increase (decrease) in cash and cash equivalents	7,723,000	(8,321,000)
Cash and cash equivalents at beginning of period	16,811,000	16,426,000

Cash and cash equivalents at end of period	$24,534,000	$8,105,000

Supplemental disclosure of cash flow information:
Cash paid during the period for taxes	$—	$1,529,000

Supplemental disclosure of non-cash investing and financing activities:
Cashless exercise of stock options	$(41,000)	$—

Supplemental disclosure of non-cash investing and financing activities:
Unrealized (gain) on marketable securities	$(10,000)	$—

EBITDA and Adjusted EBITDA

	Three Months Ended		Six Months Ended
	August 31, 2007	August 31, 2008	August 31, 2007	August 31, 2008
Net income (loss)	$5,545,000	$939,000	$8,800,000	$27,000
Provision for income taxes	2,774,000	440,000	4,944,000	13,000
Interest income	(248,000)	(78,000)	(457,000)	(159,000)
Depreciation & amortization	567,000	1,123,000	1,055,000	2,417,000

EBITDA	$8,638,000	$2,424,000	$14,342,000	$2,298,000
Stock compensation	458,000	(2,634,000)	917,000	(1,018,000)

Adjusted EBITDA	$9,096,000	$(210,000)	$15,259,000	$1,280,000

Non – GAAP Measure:

EBITDA is defined as net income from continuing operations before interest and other income, income taxes, depreciation and amortization. EBITDA should not be considered as an alternative to net income, cash flows from operations or any other indicator of the Company’s performance or liquidity, determined in accordance with U.S. GAAP.

Adjusted EBITDA is defined as net income from continuing operations before interest and other income, income taxes, depreciation, amortization and stock compensation. Adjusted EBITDA should be considered in addition to, and not as a substitute for, operating income (loss), net income (loss), and other measures of financial performance reported in accordance with GAAP.

Free Cash Flows

	Three Months Ended		Six Months Ended
	August 31, 2007	August 31, 2008	August 31, 2007	August 31, 2008
Operating cash flow	$5,258,000	$(708,000)	$10,476,000	$519,000
Capital expenditures	(1,035,000)	(4,023,000)	(2,451,000)	(4,829,000)

Free Cash Flow	$4,223,000	$(4,731,000)	$8,025,000	$(4,310,000)

Non – GAAP Measure:

Free Cash Flow is a measure of financial performance calculated as operating cash flow minus capital expenditures. Free Cash Flow does not represent cash flows from operations as defined by GAAP, and should not be considered as either an alternative to net income as an indicator of the Company’s operating performance or as an alternative to cash flows as a measure of our liquidity.

Total Gross Revenue:

	Three Months Ended	Six Months Ended
	August 31, 2008	August 31, 2008
Revenue:
Gross revenue partnership arrangements	$23,930,000	$49,714,000
Revenue generated from self runs	4,722,000	7,890,000
Merchandise and other	2,468,000	4,439,000

Total Gross Revenue (Non-GAAP)	$31,120,000	$62,043,000

Gross revenue partnership arrangements	$23,930,000	$49,714,000
Less: venue costs from partnership arrangements	(9,557,000)	(24,410,000)

Gross profit from partnership arrangements	$14,373,000	$25,304,000
Less: partners share of exhibition revenue generated from partnership arrangements	(6,459,000)	(7,299,000)

Premier share of revenue generated from partnership arrangements	7,914,000	18,005,000
Revenue generated from self-run operations	4,722,000	7,890,000
Merchandise and other	2,468,000	4,439,000

Premier Total Revenue (GAAP)	$15,104,000	$30,334,000

Non – GAAP Measure:

The majority of the Company’s exhibitions are operated through co-production or partnership agreements. With these agreements, the Company recognizes revenue based on its contractual percentage of net profits (gross revenue less exhibition expenses). The Company believes that it is important to provide investors with the total scale of its exhibitions through the metric Total Gross Revenue. Total Gross Revenue is defined by the Company as total gross revenue from co-promoted or partnered arrangements plus revenues generated from the Company’s self run venues plus merchandise and other revenues. GAAP revenue is defined as the Company’s contractual percentage of the net profits (gross revenue less exhibition expenses) of the co-promoted or partnered exhibitions plus revenue generated from the Company’s self-run exhibitions plus merchandise and other revenue. Total Gross Revenue does not represent total revenue as defined by GAAP and should not be considered an alternative to total revenue as an indicator of the Company’s operating performance.